Exhibit 10.1

AMENDMENT TO SHARE EXCHANGE AGREEMENT

This Amendment to the Share Exchange Agreement (this “Amendment”) is effective as of April 1, 2021.

WHEREAS, PlayFast Games, LLC, a North Carolina limited liability company (“Seller”), Motorsport Games Inc., a Delaware corporation (“Buyer”), and 704Games Company, a Delaware corporation (the “Company”), are parties to that certain Share Exchange Agreement, dated as of March 11, 2021 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by amendment in writing signed by each party to the Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, Buyer, Seller and the Company, as all of the parties to the Agreement, hereby agree that the Agreement shall be amended as follows:

1. Recitals. All of the recitals contained herein are true and correct and are incorporated herein by this reference.

2. Amendments.

(a) Section 1(c) of the Agreement is hereby amended by adding the following sentence to immediately follow the last sentence in such Section 1(c):

“The parties further agree that such business combination or reorganization, if so allowed and if all required third party set forth on Schedule A attached hereto (the “Third Party Consents”) and respective board of directors and stockholders’ or member’s, as applicable, consents required to approve and authorize the Merger, are obtained, will be a merger of the Company with and into a newly-formed Delaware limited liability company wholly-owned by Buyer (“Newco”), with such Newco being the surviving entity in such merger, and with the merger consideration to be issued to Seller and Ascend with respect to each share of common stock of the Company they surrender in such merger to be equal to the Per Share Consideration (the “Merger”). Buyer and the Company shall use their reasonable commercial efforts to obtain the Third Party Consents prior to the End Date (as defined in Section 24(b) of this Agreement).

Neither Seller nor its affiliates shall directly or indirectly take any action or fail to take any action that would reasonably be expected to adversely affect (i) the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code or (ii) this Agreement from constituting a “plan of reorganization” within the meaning of U.S. Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Neither Seller nor its affiliates relies on Buyer or any of its representatives with respect to any tax issues or tax treatment of the Merger or the other transactions contemplated in this Agreement.

Seller and its affiliates shall cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Merger effective time. Seller shall pay, without reimbursement from the Company or Buyer, any such taxes or fees imposed on it by any governmental entity or authority (or for which Seller’s stockholders are primarily liable), which are due for any period prior to the effective time of the Merger and/or which becomes payable in connection with the Merger and Seller shall indemnify and hold harmless Buyer and the Company with respect to any such taxes.”

(b) Section 1(e) of the Agreement is hereby amended by adding the following sentence to immediately follow the last sentence in such Section 1(e):

“Notwithstanding the foregoing restrictions, but subject to applicable securities laws, (i) Seller will be entitled to enter into one or more block trades on customary terms pursuant to which Seller disposes of not less than 25% of the MSGM Shares originally issued to a single holder in a single transaction or series of related transactions; and (ii) Buyer will use its commercially reasonable efforts to facilitate such block trades, including removal of any restrictive legends subject to compliance with Rule 144.”

(c) Pursuant to Section 3(a) of the Agreement, Buyer and Seller agree that the Closing will be delayed to such date when all Third Party Consents have been obtained; provided, however, that, if such Third Party Consents have not been obtain by the End Date (as defined in Section 24(b) of this Agreement), then the Buyer and Seller shall close on April 19, 2021 the transactions contemplated by this Agreement as a share exchange described in Section 1(b) of this Agreement.

(d) Section 5(a) of the Agreement is hereby amended by adding the following sentence to immediately follow the last sentence in such Section 5(a):

“As of the date hereof, the authorized share capital of Buyer consists of (A) 100,000,000 shares of Class A common stock, of which, 10,780,633 shares are issued and outstanding, (B) 7,000,000 shares of Class B common stock, of which, 7,000,000 shares are issued and outstanding and (C) 1,000,000 preferred shares, of which no shares are issued and outstanding.”

(e) Section 5(g) of the Agreement is hereby amended by adding the following sentence to immediately before the first sentence in such Section 5(g):

Buyer (i) has sufficient knowledge and experience with and information about the Shares (including the Shares fair market value) and the Company in order to be fully familiar with the Company and its current business, operations, assets, finances, financial results, financial condition and prospects and so as to be able to evaluate the risks and merits of consummating the transactions contemplated by this Agreement, (ii) has been provided the opportunity to have full access to all books and records of the Company and all of its contracts, agreements and documents and (iii) has had an opportunity to ask questions of, and receive answers from, representatives of the Company regarding the Shares, the Company and the Company’s business, operations, assets, financing, operating results, financial condition and prospects in order to make an informed decision to acquire the Shares from Seller.

3. Limited Effect. Except as expressly amended and modified by this Amendment, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

4. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

5. Counterparts. This Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Amendment.

[Signatures are on next page.]

IN WITNESS WHEREOF, the parties to this Amendment have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first set forth above.

PLAYFAST GAMES, LLC

By	/s/ Paul Brooks
Name:	Paul Brooks
Title:	Managing Member

MOTORSPORT GAMES INC.

By	/s/ Dmitry Kozko
Name:	Dmitry Kozko
Title:	CEO

704GAMES COMPANY

By	/s/ Dmitry Kozko
Name:	Dmitry Kozko
Title:	CEO